EXHIBIT 10.03

CHANGE IN CONTROL AGREEMENT

Agreement made and entered into as of April 9, 2012 by and between Scott T. Mereness (“Executive”) and Drew Industries Incorporated, a Delaware corporation (the “Company”).

WHEREAS, the Company recognizes that Executive’s contribution to the growth and success of the Company has been, and will continue to be, substantial; and the Company wishes to assure Executive’s continued employment with the Company or its subsidiaries; and

WHEREAS, the Company believes that it is in the best interest of the Company and its stockholders to foster Executive’s objectivity in making decisions with respect to any pending or threatened Change in Control (as hereinafter defined) of the Company and to assure that the Company will have the continued dedication and availability of Executive notwithstanding the possibility, threat or occurrence of a Change in Control; and the Company believes that these goals can best be accomplished by alleviating certain of the risks and uncertainties with regard to Executive’s financial and professional security that would be created by a pending or threatened Change in Control and that inevitably would distract Executive and could impair his ability to objectively perform his duties for and on behalf of the Company. Accordingly, the Company believes that it is appropriate and in the best interest of the Company and its stockholders to provide to Executive compensation arrangements upon a Change in Control that mitigate Executive’s financial risks and uncertainties and that are reasonably competitive with those of other companies.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged, it is hereby agreed as follows:

1.        TERM OF AGREEMENT

This Agreement shall be effective from the date hereof and, subject to the provisions of Section 4, shall extend to (and thereupon automatically terminate) one (1) day after Executive’s termination of employment with the Company for any reason. No termination of this Agreement shall limit, alter or otherwise affect Executive’s rights hereunder with respect to a Change in Control which has occurred prior to such termination, including without limitation Executive’s right to receive the benefits provided herein.

2.        PURPOSE OF AGREEMENT

The purpose of this Agreement is to provide that, in the event of a Change in Control, Executive may become entitled to receive certain benefits, as described herein, in the event of his termination under specified circumstances.

3.        CHANGE IN CONTROL

As used in this Agreement, the phrase “Change in Control” shall mean:

3.1         Except as provided in Section 3.3 hereof, a change in the effective control of the Company (which shall result from the acquisition, or acquisition during the 12-month period ending on the date of the latest acquisition, by any person, entity or “group” [within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)] excluding, for this purpose, the Company or its subsidiaries, or any executive benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company, of beneficial ownership [within the meaning of Rule 13d-3 promulgated under the Exchange Act] of thirty (30%) percent or more of the total voting power of the Company’s voting securities entitled to vote generally in the election of directors (the “Voting Securities”) or replacement of a majority of the directors of the Company during any 12-month period by directors not endorsed by a majority of the board of directors of the Company before appointment or election), or

3.2         Consummation by the Company of a reorganization, merger or consolidation with any other person, entity or corporation, other than

3.2.1            a merger or consolidation which would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than fifty percent (50%) of the combined voting power of the Voting Securities of the Company or such other entity outstanding immediately after such merger or consolidation, or

3.2.2           a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person, entity or group acquires twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding Voting Securities; or

3.3         Consummation by the Company of a plan of complete liquidation of the Company or a sale or other disposition by the Company of all or substantially all of the Company’s assets in one transaction or a series of transactions.

4.        EFFECT OF A CHANGE IN CONTROL

In the event of a Change in Control, Sections 6 through 11 of this Agreement shall become applicable to Executive.  The provisions of these Sections shall remain applicable until the second anniversary of the date upon which the Change in Control occurs. On such second anniversary date, and provided that the employment of Executive has not been terminated on account of a Qualifying Termination (as defined herein), this Agreement shall terminate and be of no further force or effect.

5.        QUALIFYING TERMINATION

5.1           If within six (6) months following a Change in Control, Executive voluntarily terminates his employment with the Company for any reason (“Voluntary Termination”), or if within one (1) year following, or within one hundred twenty (120) days prior to, a Change in Control, Executive’s employment with the Company is terminated (“Involuntary Termination”), either of such terminations shall be conclusively considered a “Qualifying Termination” unless:

5.1.1        The termination is on account of Executive’s death or Disability. For such purposes, “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the performance of his responsibilities for the Company and its affiliated companies and which, at least three (3) months after its commencement, is determined to be total and permanent by a physician agreed to by the Company and Executive (or Executive’s legal representative). In the absence of agreement between the Company and Executive, each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to Disability, or

5.1.2        An Involuntary Termination occurs for “Cause.” For this purpose, “Cause” shall be limited to the following:

(i)           the refusal of Executive to comply with a lawful, written instruction of the Board of Directors or Executive’s immediate supervisor, which refusal is not remedied by Executive within a reasonable period of time after his receipt of written notice from the Company identifying the refusal, so long as the instruction is consistent with the scope and responsibilities of Executive’s position as described in the Compensation Agreement (as defined herein) and this Agreement prior to the Change in Control; or

(ii)           an act or acts of personal dishonesty by Executive which were intended to result in substantial personal enrichment of Executive at the expense of the Company or any of its affiliated companies; or

(iii)           Executive’s conviction of any misdemeanor involving an act of serious moral turpitude or any felony.

5.2           Notwithstanding the foregoing, any termination of employment shall not be considered voluntary and would be considered involuntary without Detrimental Activity (as defined herein) if, within one (1) year following or within one hundred twenty (120) days prior to, the Change in Control, (i) Executive’s opportunity for aggregate compensation (Base Salary plus any cash or equity incentive and other compensation) is reduced by more than ten (10%) percent, or (ii) his authority or duties are materially changed and he elects to terminate his employment within sixty (60) days following such reduction, modification or change.  Executive’s authority or duties shall conclusively be considered to have been “materially changed” if, without Executive’s express and voluntary written consent, there is any substantial diminution or adverse modification in Executive’s title, status, overall position, responsibilities, general working environment (including without limitation secretarial and staff support, offices, and frequency and mode of travel), or if, without Executive’s express and voluntary written consent, Executive’s job location is transferred to a site more than fifty (50) miles away from his residence and fifteen (15) miles from the Company’s location on the date hereof.

6.        SEVERANCE PAYMENT

6.1           Subject to Section 6.2 hereof, if Executive’s employment is terminated as a result of a Qualifying Termination, the Company shall pay Compensation (as hereinafter defined) to Executive (A) in the event of an Involuntary Termination, for the two (2) years following the Qualifying Termination, but in no event less than the Base Salary and Benefits that Executive would have received in the event of a termination of the Compensation Agreement for any reason other than Disability, Death, or Detrimental Activity, or (B) in the event of a Voluntary Termination, for one (1) year following the Qualifying Termination, in either event in accordance with the Company’s customary payroll practice (the “Severance Payment”).  Except as provided in Section 6.5 hereof, such payments shall commence on the next payroll payment date following the Qualifying Termination.

6.2           The Severance Payment payable by the Company to Executive shall be reduced by an amount equal to the compensation and other benefits received by Executive from other employment or consulting activities, with or on behalf of, the person, entity or group, or their affiliates, which consummated the Change in Control as set forth in Section 3 hereof.

6.3           For purposes of this Agreement, Executive’s “Compensation” shall equal the sum of (i) Executive’s salary at the annual rate applicable on the date of the Qualifying Termination, plus (ii) a “Bonus Increment.” The Bonus Increment shall equal the annualized average of all bonuses and incentive compensation payments paid to Executive during the three (3) year period immediately before the date of the Change of Control under all of the Company’s bonus and incentive compensation plans or arrangements as disclosed in the Company’s annual Proxy Statement. Any shares of the Company’s common stock paid in accordance with the Bonus Increment shall have a value equal to the fair market value as of the last day of the period for which they are issued.

6.4           The Severance Payment hereunder is in lieu of any severance payment that Executive might otherwise be entitled to from the Company in the event of a Change in Control under the Company’s applicable severance pay policies, if any, or under any other oral or written agreement.

6.5           Notwithstanding anything herein to the contrary, if at the time of the Executive’s “Separation From Service” (as hereinafter defined) the Executive shall be a “specified employee” (within the meaning of Treasury Regulation 1.409A-1(i)), as determined in a uniform manner by the Company, any Severance Payment payable to the Executive shall not be paid or commence until the first business day after six months following the Executive’s “Separation From Service” (or if earlier upon his death).  The term “Separation From Service” shall mean the Executive’s termination of active employment, whether voluntary or involuntary (other than by death) with the Company or any of its affiliated companies within the meaning of Treasury Regulation 1.409A-1(h).  The Company will determine whether the Executive has terminated active employment (and incurred a Separation From Service) based upon facts and circumstances described in Treasury Regulation 1.409A-1(h)(1)(ii).  The Executive shall incur a Separation From Service if the Company and the Executive reasonably anticipate the Executive will not perform any additional services after a certain date or that the level of bona fide services (as an employee or an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed over the immediately preceding 36-month period.  The provisions of this Section 6.5 shall only apply if, and to the minimum extent, necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, to avoid the Executive’s incurrence of any additional taxes or penalties under Section 409A.

7.        CALCULATION OF INCENTIVE COMPENSATION

7.1           For purposes of this Agreement, capitalized terms not otherwise defined shall have the meanings ascribed to them in the Executive Employment and Non-Competition Agreement between the Executive and the Company dated the date hereof (the “Compensation Agreement”).

7.2           In the event of a Change in Control, any and all unvested stock-based awards of Executive shall immediately become fully vested, except for any unvested stock-based awards based on achievement of performance goals which were granted pursuant to Section 5.2 of the Compensation Agreement, which awards shall vest proportionately as follows:

(A)           For purposes of calculating the Proportionate LTI Shares, Adjusted EPS shall be determined for the then current year through the end of the month preceding the date (the “Calculation Date”) which is the earlier of the date on which the Change in Control or a Qualifying Termination occurs, and Adjusted EPS will be annualized (the “Calculation Adjusted EPS”), and

(B)           If the Calculation Date occurs during the first year of any Applicable Measurement Period and the Calculation Adjusted EPS for that year exceeds the Benchmark EPS by more than six (6%) percent, the Executive shall be entitled to receive LTI Shares in proportion to the percentage increase in such Calculation Adjusted EPS over 6% up to a percentage increase of twelve (12%) percent, and

(C)           If the Calculation Date occurs during the second year of any Applicable Measurement Period and the Calculation Adjusted EPS for that year exceeds the Benchmark EPS by more than twelve and one-half (12.5%) percent, the Executive shall be entitled to receive LTI Shares in proportion to the percentage increase in such Calculation Adjusted EPS over 12.5% up to a percentage increase of twenty five (25%) percent, and

(D)           If the Calculation Date occurs during the third year of any Applicable Measurement Period and the Calculation Adjusted EPS for that year exceeds the Benchmark EPS by more than twenty (20%) percent, the Executive shall be entitled to receive LTI Shares in proportion to the percentage increase in such Calculation Adjusted EPS over 20% up to a percentage increase of forty (40%) percent, less the number of LTI Shares received with respect to the second year of such Applicable Measurement Period, and

(E)           In each case (B)-(D) multiplied by a fraction, the numerator of which shall be the number of months of employment through the Calculation Date and the denominator of which shall be 36.

7.3           In the event of a Change in Control, for purposes of calculating the Proportionate RONA Bonus, Average Net Assets shall be determined as of the Calculation Date, and Operating Profits shall be determined for the then current year through the end of the month preceding the Calculation Date, and Operating Profits will be annualized. If the Calculation Date occurs prior to the expiration of any full year, the Proportionate RONA Bonus shall be calculated proportionately based on the number of months from the beginning of such year until the Calculation Date.

7.4           In the event of a Qualifying Termination, Executive shall be entitled to continue to participate in the following executive benefit programs which had been made available to Executive (including his immediate family) and at the same level before the Qualifying Termination: group medical insurance, group-term life insurance and disability insurance, use of automobile provided by the Company, and long-term care insurance. These programs shall be continued at no cost to Executive, except to the extent that tax rules require the inclusion of the value of such benefits in Executive’s income.  The programs shall continue for Executive’s benefit for two (2) years after the date of the Qualifying Termination; provided, however, that Executive’s participation in each of such programs shall be earlier terminated or reduced, as applicable, if and to the extent Executive receives benefits as a result of concurrent coverage through another program.

8.        RIGHTS AND OBLIGATIONS PRIOR TO A CHANGE IN CONTROL

Prior to the date which is one hundred twenty (120) days before a Change in Control, the rights and obligations of Executive with respect to his employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the Company and the provisions of any written employment contract in effect between the Company and Executive from time to time.  Unless otherwise expressly set forth in a separate written employment agreement between Executive and the Company, the employment of Executive is expressly at-will, and Executive or the Company may terminate Executive’s employment with the Company at any time and for any reason, with or without cause, provided that if such termination occurs within one hundred twenty (120) days prior to or one (1) year after a Change in Control and constitutes a Qualifying Termination the provisions of this Agreement shall govern the payment of the Severance Payment and the other benefits as provided herein.

9.        NON-EXCLUSIVITY OF RIGHTS

Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company or any of its affiliated companies. Except as otherwise provided in Sections 6 and 7 hereof, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of any Qualified Termination shall be payable in accordance with such plan or program.

10.      FULL SETTLEMENT

The Company’s obligation to pay the Severance Payment and other benefits provided for in this Agreement and otherwise to perform its obligations hereunder (i) shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which the Company may have against Executive or others, and (ii) are subject to receipt by the Company of a duly executed and acknowledged Waiver and Release in the form attached hereto as Exhibit A.  In no event shall Executive be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of Executive’s successful collection efforts to receive amounts payable hereunder.

11.      SUCCESSORS.

11.1           This Agreement is personal to Executive, and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

11.2           The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

12.      GOVERNING LAW

12.1           This Agreement is made and entered into in the State of Indiana, and the internal laws of Indiana shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

12.2           Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Indianapolis, Indiana over any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably waives to the fullest extent permitted by law, (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; or (iii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment; provided, however, that nothing contained herein shall prevent the judgment debtor from appealing such decision in a Court of competent jurisdiction.

13.      MODIFICATIONS

This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto.

14.      NOTICES

Any notice or communications required or permitted to be given to the parties hereto shall be in writing and shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, or by nationally recognized courier, and addressed or delivered as follows, or at such other addresses the party addressed may have substituted by notice pursuant to this Section:

To the Company:	To Executive:
Drew Industries Incorporated 200 Mamaroneck Avenue White Plains, New York, 10601 Attention: Chief Financial Officer	Scott T. Mereness

15.      CAPTIONS

The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

16.      SEVERABILITY

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

17.      COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the day and year first written above.

Scott T. Mereness

DREW INDUSTRIES INCORPORATED

By:

Name:	Fredric M. Zinn

Title:	Chief Executive Officer

EXHIBIT 10.03

Exhibit A

CHANGE IN CONTROL AGREEMENT

Waiver and Release

The attached Waiver and Release Agreement is to be executed by Executive upon the occurrence of a Qualifying Termination under the Change in Control Agreement.

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Waiver and Release”) is entered into by and among Drew Industries Incorporated, a Delaware corporation (“Drew”) and Scott T. Mereness (“Executive”) this ________ day of ________, 201_.

1.        General Waiver and Release

For and in consideration of the agreement of the Company to provide Executive the Severance Payment described in the Amended and Restated Change in Control Agreement, dated as of April ____, 2012, among Executive and the Company (the “Agreement”), Executive, with the intention of binding himself and all of his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, and all of its respective past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns and attorneys (hereinafter collectively referred to as “Released Parties”) from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, rights, damages, promises, demands or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive, individually or as a member of any class, now has, owns or holds or has at any time heretofore ever had, owned or held against the Released Parties including, but not limited to, Claims arising out of or in any way connected with Executive’s employment with the Company or any of the Released Parties or the termination of any such employment relationship, including, but not limited to, Claims pursuant to Federal, state or local statute, regulation, ordinance or common-law for (i) employment discrimination; (ii) wrongful discharge; (iii) breach of contract; (iv) tort actions of any type, including those for intentional or negligent infliction of emotional harm; and (v) unpaid benefits, wages, compensation, commissions, bonuses or incentive payments of any type (excluding amounts which have been earned but have not been paid on the release date), except as follows:

1.1           those obligations of the Company and its affiliates under the Agreement, pursuant to which this Waiver and Release is being executed and delivered;

1.2           claims, if any, for Executive’s accrued or vested benefits under the retirement plans, savings plans, stock options, investment plans and employee welfare benefit plans, if any, of the Released Parties (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), as amended; provided, however, that nothing herein is intended to or shall be construed to require the Released Parties to institute or continue in effect any particular plan or benefit sponsored by the Released Parties and the Company and all other Released Parties hereby reserve the right to amend or terminate any such plan or benefit at any time; and

1.3           any rights to indemnification or advancement of expenses to which Executive may otherwise be entitled pursuant to the articles of incorporation or bylaws of any of the Released Parties, or by contract or applicable law, as a result of Executive’s service as an officer or director of any of the Released Parties. Executive further understands and agrees that he has knowingly relinquished, waived and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees, except for the Severance Payment required pursuant to the Agreements.

2.        Covenant Not to Sue

Executive acknowledges and agrees that this Waiver and Release may not be revoked at any time and that he will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Waiver and Release. Should Executive ever attempt to challenge the terms of this Waiver and Release, attempt to obtain an order declaring this Waiver and Release to be null and void, or institute litigation against any of the Released Parties based upon a Claim which is covered by the terms of this Waiver and Release, Executive will as a condition precedent to such action repay all monies paid to him under the terms of the Agreement and this Waiver and Release. Furthermore, if Executive does not prevail in an action to challenge this Waiver and Release, to obtain an order declaring this Waiver and Release to be null and void, or in any action against any of the Released Parties based upon a Claim which is covered by the Waiver and Release set forth herein, Executive shall pay to the Company and/or the appropriate Released Parties all their costs and attorneys’ fees incurred in their defense of Executive’s action.

3.        Denial of Liability

Executive acknowledges and agrees that neither the payment of the Severance Payment under the Agreement nor this Waiver and Release is to be construed in any way as an admission of any liability whatsoever by the Company or any of the other Released Parties, by whom liability is expressly denied.

4.        Agreement Not to Seek Further Relief

Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date of execution of this Waiver and Release, filed any complaints, charges or lawsuits against any of the Released Parties with any governmental agency or any court or tribunal, with respect to any Claims related to Executive’s employment or the termination thereof as provided in Section 1 hereof, and that he will not do so at any time hereafter, except to enforce any rights he has pursuant to the Agreement. Executive further acknowledges and agrees that he hereby waives any right to accept any relief or recovery, including costs and attorneys’ fees, that may arise from any charge or complaint before any Federal, state or local court or administrative agency against the Released Parties.

5.        Company Property

Executive agrees that he will not retain or destroy, and will immediately return to the Company, any and all property of the Company in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment provided for his use, customer files, and information, all other files and documents relating to the Company and its business, together with all written or recorded materials, documents, computer disks, plans, records or notes or other papers belonging to the Company. Executive further agrees not to make, distribute or retain copies of any such information or property.

6.        Non-Competition-Corporate Property-Confidential Information

6.1           During the period beginning with the date hereof and ending on the date of the final installment of the Severance Payment as provided in the Agreement (the “Restricted Period”), Executive will not, directly or indirectly, undertake or perform services in or for, or render services to, participate in, or have financial interest in, or engage in, any business competitive to that of the business of the LCI Entities, the Kinro Entities or Drew (collectively, the “Affiliated Companies’) or solicit for employment or employ any employee of the Affiliated Companies.  For purposes hereof, a business shall be deemed competitive if it is conducted in any geographic or market area in which any of the Affiliated Companies are engaged in business during the Restricted Period and involves the development, design, manufacture, marketing, packaging, sale, use in production, or distribution, of any products developed, designed, manufactured, sold, used in production, or distributed, or the offering of any services offered, by any of the Affiliated Companies, whether on the date hereof or as of the termination or expiration date of this Agreement including, but not limited to, products for the manufactured housing (including park and office models), modular housing, recreational vehicle, bus, and boat and other specialty utility trailer, industries; and the Executive will be deemed directly or indirectly to engage in such business if the Executive, or any member of his immediate family participates in such business, or in any entity engaged in or which owns such business, as an officer, director, employee, consultant, partner, individual proprietor, manager or as an investor who has made any loans, contributed to capital stock or purchased any stock; the Executive will not, at any time, utilize any tradenames or corporate names used by the Affiliated Companies, or any derivatives of such names, in any business competitive to that of the business of the Affiliated Companies, nor any patent, trademark, tradename, service mark, logo, copyright or similar intellectual property, whether or not registered, of any of the Affiliated Companies.  The foregoing, however, shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Act of 1934 and, if the company in which such investment is made competes with any of the Affiliated Companies, such investment represents less than one (1%) per cent of the outstanding securities of such class.

6.2           The Executive agrees that all products, packaging, inventions, patents, patent applications, designs, creations, ideas, techniques, methods, or any portions thereof, or any improvements or modifications thereon, or any know-how or procedures related thereto, which relate to the business of the Affiliated Companies, conceived, invented, discovered or executed by the Executive, whether or not marketed or utilized by the Affiliated Companies, shall be sole and exclusive property of the Affiliated Companies, without additional compensation payable thereof; and by these presents the Executive hereby assigns to the Company any and all right, title and interest he has, or may have, therein.

6.3           The Executive acknowledges and agrees that during, and as a consequence of employment with the Company, he has learned confidential, proprietary and trade secret information of and about the Affiliated Companies, and has had access to and has been involved in the development and utilization of the Affiliated Companies’ confidential and proprietary business information. “Confidential Information” means information about the Affiliated Companies in whatever form disclosed or known to the Executive as a consequence of his employment by the Company which relates to the Affiliated Companies’ business, products, processes, or services that gives them a competitive advantage in the marketplace, including, but not limited to: (a) any information that would be considered a trade secret within the meaning of applicable Federal or state law; (b) information relating to any of the Affiliated Companies’ existing products or services or products or services under development; (c) information relating to the Affiliated Companies’ business dealings with customers or suppliers; (d) confidential customer or prospective customer lists; (e) sales-prices, costs, and profit margins; (f) confidential marketing and advertising programs; (g) financial information; (h) sales performance and strategies; (i) human resources strategies; (j) merger and acquisition plans; and (k) proprietary software or processes utilized by the Affiliated Companies.  Confidential Information does not include information that the Executive proves was generally known and readily available to the Affiliated Companies’ competitors through legitimate means.  The Executive agrees that he will not, either during the Term or at any time after the termination or expiration of this Agreement, disclose to anyone (except as authorized by the Corporations in furtherance of its business), publish, or use in competition with the Affiliated Companies, any of their Confidential Information.  The Executive further agrees to abide by all rules or regulations the Company may implement from time to time to further protect their Confidential Information.

6.4           The Executive has carefully considered the nature and extent of the restrictions placed upon him, and the rights and remedies the Company have has under this Agreement, and acknowledges and agrees that they are reasonable as to time, territory, and activity; are designed to eliminate unfair competition to the Company; do not stifle the Executive’s inherent skill and experience or prohibit the Executive from being gainfully employed in the Executive’s chosen profession; are fully required to protect the legitimate interests in the Company; and do not confer a benefit upon the Company disproportionate to the restrictions imposed upon the Executive, or the consideration given therefor.  It is the intention of the parties that, if any court of competent jurisdiction after a hearing on the merits construes any provision or clause of this Section 10, or any portion thereof, to be illegal, invalid or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and in its reduced form, such provision shall then be enforceable and shall be enforced.

6.5           Executive agrees that the obligations created by the restrictions placed upon him by this Section 6, as well as the Company’s rights and remedies in connection therewith, are in all respects transferable by the Company to any transferee of all or substantially all of the assets of the Company, or to the acquirer(s) of the Company’s capital stock.

6.6           Provided that Executive’s employment was not terminated by the Company for Detrimental Activity and for so long as Executive is not in default hereof, during the Restricted Period the Company will provide Executive with the medical coverage and disability insurance to which he is entitled pursuant to Sections 7.1 and 7.4 of the Compensation Agreement reduced by the medical coverage and disability insurance received by Executive from other employment or consulting activities.

7.        Confidentiality Agreement

Executive acknowledges that the terms of this Waiver and Release are confidential. Accordingly, Executive agrees not to disclose or publish to any person or entity, except to his attorneys, accountants, financial advisors and family (who agree to maintain such confidentiality) or as required by law or as necessary to prepare tax returns, the terms and conditions or sums being paid in connection with this Waiver and Release.

8.        Acknowledgment

Executive acknowledges that he has carefully read and fully understands the terms of this Waiver and Release and the Agreement and that this Waiver and Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any or the other Released Parties as to the merits, legal liabilities or value of his claims. Executive further acknowledges that he has had a full and reasonable opportunity to consider this Waiver Release and that he has not been pressured or in any way coerced into executing this Waiver and Release.

9.        Choice of Laws

9.1           This Waiver and Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Indiana.

9.2           Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Indianapolis, Indiana over any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably waives to the fullest extent permitted by law, (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; or (iii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgement in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgement.

10.      Severability

Except for the waiver and release contained in Section 1 hereof, if any provision of this Waiver and Release is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this Waiver and Release and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.  In the event that the release contained in Section 1 hereof is unenforceable or is held to be unenforceable, the parties understand and agree that the remaining provisions of this Waiver and Release shall be rendered null and void and that neither party shall have any further obligation under any provision of this Waiver and Release.

11.      Entire Agreement

This document contains all terms of the Waiver and Release and supersedes and invalidates any previous agreements or contracts regarding the same subject matter. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

IN WITNESS WHEREOF, the undersigned acknowledges that he has read this Waiver and Release Agreement and sets his hand and seal this ____ day of ____________, 201_.

Scott T. Mereness

Sworn to and subscribed before me this
_____ day of ______________, 20__

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Notary Public

My Commission Expires:

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